  Exhibit 99.1
Yuma Energy, Inc.

FOR IMMEDIATE RELEASE

Yuma Energy, Inc. Reaches Settlement Agreement with Former Executive

HOUSTON, TX – (PR Newswire – September 25, 2019) – Yuma Energy, Inc. (NYSE American: YUMA) (“Yuma,” the “Company,” “we” or “our”) today announced that the Company has executed a settlement agreement with Sam Banks (“Banks”), the former Chief Executive Officer of the Company. Yuma made no admission of liability under the settlement agreement but agreed to fully settle the matter by way of compromise. The agreement resolves claims that Banks asserted against Yuma in relation to his termination.

"This settlement represents another step in our restructuring process as it eliminates ongoing legal costs and unnecessary management time,” said Anthony C. Schnur, Yuma’s Interim Chief Executive Officer and Chief Restructuring Officer. “We continue to seek to execute on our objectives of reducing our liabilities, lowering operational costs and improving our balance sheet.”

Continuing Uncertainty
The Company's audited consolidated financial statements for the year ended December 31, 2018, included a going concern qualification. The risk factors and uncertainties described in our Securities and Exchange Commission (“SEC”) filings for the year ended December 31, 2018, the quarter ended March 31, 2019, and the quarter ended June 30, 2019 raise substantial doubt about the Company's ability to continue as a going concern.

About Yuma Energy, Inc.
Yuma Energy, Inc., a Delaware corporation, is an independent Houston-based exploration and production company focused on acquiring, developing and exploring for conventional and unconventional oil and natural gas resources. Historically, the Company’s activities have focused on inland and onshore properties, primarily located in central and southern Louisiana and southeastern Texas. Its common stock is listed on the NYSE American under the trading symbol “YUMA.”

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any and all statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. The Company’s annual report on Form 10-K for the year ended December 31, 2018, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other SEC filings discuss some of the important risk factors identified that may affect its business, results of operations, and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements, except as required by law.

For more information, please contact
M. Carol Coale
Managing Director
Dennard Lascar Investor Relations
1800 West Loop South, Suite 200
Houston, TX 77027
713-529-6600
ccoale@dennardlascar.com